Exhibit 4.4

COSTAR GROUP, INC.
AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN
WHEREAS, the purpose of this CoStar Group, Inc. Amended and Restated Employee Stock Purchase Plan (“Plan”) is to provide eligible employees of CoStar Group, Inc. (the “Company”) and certain of its subsidiaries with the opportunity to purchase shares of the Company’s common stock (“Common Stock”) at a 10% discount.
WHEREAS, the Board of Directors initially approved the Plan by unanimous written consent dated effective April 17, 2006.
WHEREAS, the Stockholders of the Company approved the Plan at the Annual Meeting of Stockholders held on June 8, 2006.
WHEREAS, the Board of Directors of the Company approved certain amendments to the Plan to clarify certain definitions related to the offering periods and exercise dates and to make certain other administrative changes, all of which amendments are incorporated into the Plan as set forth below. Further, the Board of Directors of the Company approved certain amendments to the Plan to set forth a maximum number of shares that can be purchased in any offering period, which amendments are incorporated into the Plan as set forth below.
WHEREAS, on April 6, 2015 the Board of Directors of the Company approved an amendment and restatement of the Plan to increase the number of shares available for issuance under the Plan by 100,000 shares, subject to approval by the Stockholders of the Company, which such amendment and restatement is incorporated into this Plan as set forth below. All references to the “Plan” herein refer to the Plan as so amended and restated.
1.Administration. The Plan will be administered by the Company’s Board of Directors (the “Board”) or by one or more committees or subcommittees appointed by the Board (a “Committee”). The Board or a Committee (in either case, the “Administrator”) may delegate to one or more individuals the day-to-day administration of the Plan. The Administrator shall have full power and authority to promulgate any rules and regulations which it deems necessary or advisable for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements, and to take all action in connection with the administration of the Plan as it deems necessary or advisable, consistent with any delegation from the Board; provided, however, the administration of the Plan shall be consistent with Rule 16b-3 under the Securities Exchange Act of 1934. The administration, interpretation or application of the Plan by the Administrator shall be final and binding upon all participants and all other persons. The Company shall pay all expenses incurred in connection with the administration of the Plan. No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any Option (as defined in Section 9) granted hereunder.
2.    Eligibility. All employees of the Company, including Directors who are employees, and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Internal Revenue Code (the “Code”)) designated by the Board or a Committee from time to time (a “Designated Subsidiary”), are eligible to participate in the Plan provided that:

(a)they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and for more than five months in a calendar year; and
(b)they are employees of the Company or a Designated Subsidiary on the applicable Offering Commencement Date (as defined below).
For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary; provided that where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed by statute or by contract, the employment relationship will be deemed to have terminated on the ninety-first (91st) day of such leave.
No employee may be granted an Option hereunder if such employee, immediately after the Option is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee.
Eligible employees who elect to participate in the Plan are referred to herein as “participants”.
3.    Offering Periods. Each offering period under the Plan will be two weeks beginning on the second Saturday preceding each of the Company’s regular pay dates (the “Offering Commencement Date”) and ending on each of the Company’s regular pay dates (the “Offering Period”); provided, that if the regular pay date of a particular Offering Period falls on a day that is a Company holiday, that Offering Period shall be deemed to end as of the pay date on which regular Compensation (as defined below) is disbursed or paid to employees by the Company during the Offering Period (generally the last business day prior to the regular pay date) (such pay date or the regular pay date during the Offering Period, as applicable, the “Exercise Date”) and the applicable Offering Period will be shortened accordingly. Any such shortening of an Offering Period shall have no effect on the Offering Commencement Date or the duration of previous or subsequent Offering Periods. For purposes hereof, the term “pay date” shall mean the date as of which Compensation is disbursed or paid by the Company to its employees, not the date as of which Compensation is earned; and the term “regular pay date” shall mean every other Friday on which the Company typically disburses or pays Compensation to its employees. During each Offering Period, payroll deductions will be made on behalf of a participant from one or more paychecks paid by the Company to such participant during the Offering Period. Such payroll deductions will be held for the purchase of Common Stock at the end of the Offering Period. The Administrator may, at any time and at its discretion, change the frequency and/or duration of Offering Periods with respect to future Offering Periods.
4.    Participation. An eligible employee may participate in the Plan by completing and forwarding a payroll deduction authorization form to the Company’s benefits office or by any other method which the Administrator specifies no later than 5:00 p.m., Eastern Time, on the last business day prior to the applicable Offering Commencement Date. The payroll deduction authorization form will authorize a regular payroll deduction from the Compensation received by the participant during the Offering Period. Unless a participant files a new form or withdraws from the Plan, his or her deductions and purchases will continue at the same rate for future Offering Periods under the Plan as long as the Plan remains in effect (subject to Section 11 below). As used herein, the term

“Compensation” means total compensation subject to federal income tax and paid to the participant by the Company, excluding reimbursements or other expense allowances, fringe benefits, relocation expenses, stock-based compensation and severance benefits.  For purposes of the Plan, (a) salary deferrals in connection with participation in the Plan or any other plan or arrangement (such as Section 401(k), Section 125 or qualified transportation fringe benefit) shall be included as Compensation, and (b) compensation shall be recognized only for the period in which a person is actually an eligible participant of the Plan. Further, for purposes of the Plan, references to Compensation disbursed or paid by the Company shall include compensation disbursed or paid by a Designated Subsidiary, as the case may be, and the term “Company” in such context shall include any Designated Subsidiary.
5.Deductions. The Company will maintain payroll deduction accounts for all participants. With respect to the Plan, a participant may authorize a payroll deduction in any dollar amount up to a maximum of 15% of the Compensation he or she receives during the Offering Period or such shorter period during which deductions from payroll are made. Payroll deductions may be made in 1% increments of Compensation, between 1% and 15%, with any change in compensation paid during the Offering Period to result in an automatic corresponding change in the dollar amount withheld as soon as administratively practical.
6.    Deduction Changes. A participant may increase, decrease or discontinue his or her payroll deduction for a subsequent Offering Period by filing a new payroll deduction authorization form, or indicating a change by any other method which the Administrator specifies, no later than 5:00 p.m., Eastern Time, on the last business day prior to the applicable Offering Commencement Date. If a participant elects to discontinue his or her payroll deductions, but does not elect to withdraw his or her funds pursuant to Section 8 below, funds deducted prior to such participant’s election to discontinue will be applied to the purchase of Common Stock on the Exercise Date. The Administrator may (i) establish rules limiting the frequency with which participants may change, discontinue and resume payroll deductions under the Plan and may impose a waiting period on participants wishing to resume payroll deductions following discontinuance, and (ii) change the rules regarding discontinuance of participation or changes in participation in the Plan. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code, the Administrator may reduce a participant’s payroll deductions to zero percent (0%) at any time during an Offering Period scheduled to end during the current calendar year. Payroll deductions shall re-commence at the rate provided in such participant’s enrollment form at the beginning of the first Offering Period that is scheduled to end in the following calendar year, unless participation in the Plan is discontinued by the participant.
If a participant has not followed the procedures prescribed by the Administrator to change the rate of payroll deductions or to discontinue the payroll deductions, the rate of payroll deductions shall continue at the properly elected rate in effect until such rate is changed in accordance with Plan procedures.
7.Interest. All payroll withholdings hereunder shall be held in the corporate general account. Interest will not be paid on any participant accounts, except to the extent that the Administrator, in its sole discretion, elects to credit participant accounts with interest at such per annum rate as it may from time to time determine.
8.Withdrawal of Funds. Except as otherwise provided by the Administrator pursuant to Section 6 hereof, a participant may at any time prior to 5:00 p.m., Eastern time, on the fifth business day prior to the Exercise Date and for any reason permanently draw out the balance accumulated in the participant’s account and thereby withdraw from participation in an Offering Period by notifying the Company by whatever method specified by the Administrator. Partial withdrawals are not permitted. The participant may not begin participation again during the remainder of the Offering Period. The participant may participate in any subsequent Offering Period in accordance with terms and conditions established by the Administrator.
9.Purchase of Shares. On the Offering Commencement Date of each Offering Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (the “Option”) to purchase whole shares of Common Stock of the Company on the Exercise Date at the Option Price hereinafter provided for.
Notwithstanding the above, no participant may be granted an Option which permits his or her rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to exceed the lesser of (a) $25,000 of the fair market value of such Common Stock (determined as of each Offering Commencement Date) for each calendar year in which the Option is outstanding at any time or (b) 100,000 shares of Common Stock (determined as of each Offering Commencement Date) in any Offering Period.
The price for each share purchased under the Plan will be 90% of the closing price of the Common Stock on the Exercise Date, rounded to the nearest $0.01 (the “Option Price”). Such closing price shall be (a) the closing price on any national securities exchange on which the Common Stock is listed, (b) the closing price of the Common Stock on the Nasdaq Global or Global Select Market or (c) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal. If no sales of Common Stock were made on such day, the price of the Common Stock for purposes of clauses (a) and (b) above shall be the reported price for the next preceding day on which sales were made.
Unless an employee withdraws from participation prior to the Exercise Date pursuant to the terms hereof, each such employee who is a participant in the Plan on the Offering Commencement Date shall be deemed to have exercised his or her Option at the Option Price on the Exercise Date and shall be deemed to have purchased from the Company the number of full shares of Common Stock reserved for the purpose of the Plan that his or her accumulated payroll deductions as of the Exercise Date will pay for, but not in excess of the maximum number determined in the manner set forth above.
Any balance remaining in a participant’s payroll deduction account at the end of an Offering Period will be automatically refunded to the participant, except that any balance which is less than the purchase price of one share of Common Stock will be carried forward into the participant’s payroll deduction account for the Plan, except that if the participant requests a refund of the residual, in accordance with procedures established by the Administrator, or if the participant terminates his or her employment, the balance shall then be refunded.
1.    Issuance of Shares. Shares of Common Stock purchased under the Plan may be issued only in the name of the participant, in the name of the participant and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank or other nominee holder designated by the participant. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares.
2.    Rights on Retirement, Death or Termination of Employment. In the event of a participant’s termination of employment for any reason (including death), the participant’s participation in the Plan shall terminate effective as of the Offering Commencement Date immediately following such termination, and after the Exercise Date of the Offering Period during which such participant’s employment was terminated no payroll deduction shall be taken from any pay due and owing to such participant and the balance in the participant’s account shall be paid to the participant or, in the event of the participant’s death, (a) to a beneficiary previously designated in a revocable notice signed by the participant (with any spousal consent required under state law) or (b) in the absence of such a designated beneficiary, to the executor or administrator of the participant’s estate or (c) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion or as may be required under applicable law, designate. In the event that the Designated Subsidiary by which a participant is employed shall cease to be a subsidiary of the Company or the participant is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the participant shall be deemed to have terminated employment as of the date of such action, and, as set forth above, the participant’s participation in the Plan shall terminate effective as of the Offering Commencement Date immediately following such termination.
3.    Optionees Not Stockholders; No Enlargement of Employee Rights. Neither the granting of an Option to a participant nor the deductions from his or her pay shall constitute such participant a stockholder of the shares of Common Stock covered by an Option under this Plan until such shares have been purchased by and issued to him or her. In addition, nothing contained in this Plan shall be deemed to give any participant the right to be retained in the employ of the Company or of the Designated Subsidiary or to interfere with the right of the Company or the Designated Subsidiary to discharge any participant at any time.
4.    Rights Not Transferable. Rights under this Plan and Options granted under this Plan are not transferable by a participant other than by will or the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant. If a participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interests under the Plan, other than as permitted by the Code, such act shall be treated as an election by the Participant to discontinue participation in the Plan.
5.    Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
6.    Adjustment in Case of Changes Affecting Common Stock. If the outstanding shares of Common Stock are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like, upon authorization of the Board or the Committee, the Board may make appropriate adjustments in the number and/or kind of shares, and the per-share exercise price thereof, which may be issued in the aggregate and to any participant upon exercise of Options granted under the Plan. The Board’s determinations under this Section 15 shall be conclusive and binding on all parties.

7.    Merger. If the Company shall at any time merge or consolidate with another corporation and the holders of the capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 51% by voting power of the capital stock of the surviving corporation (“Continuity of Control”), the holder of each Option then outstanding will thereafter be entitled to receive at the next Exercise Date upon the exercise of such Option for each share as to which such Option shall be exercised the same securities or property to which a holder of one share of the Common Stock was entitled upon and at the time of such merger or consolidation, and the Administrator shall take such steps in connection with such merger or consolidation as the Administrator shall deem necessary to assure that the provisions of Section 15 shall thereafter be applicable, as nearly as reasonably may be, in relation to the said securities or property as to which such holder of such Option might thereafter be entitled to receive thereunder.
In the event of a merger or consolidation of the Company with or into another corporation which does not involve Continuity of Control, or of a sale of all or substantially all of the assets of the Company while unexercised Options remain outstanding under the Plan, (i) subject to the provisions of clauses (ii) and (iii), after the effective date of such transaction, each holder of an outstanding Option shall be entitled, upon exercise of such Option, to receive in lieu of shares of Common Stock, shares of such stock or other securities as the holders of shares of Common Stock received pursuant to the terms of such transaction; or (ii) all outstanding Options may be cancelled by the Administrator as of a date prior to the effective date of any such transaction and all payroll deductions shall be paid out to the participants; or (iii) all outstanding Options may be cancelled by the Administrator as of the effective date of any such transaction, provided that notice of such cancellation shall be given to each holder of an Option, and each holder of an Option shall have the right to exercise such Option in full based on payroll deductions then credited to his or her account as of a date determined by the Board or a Committee, which date shall not be less than three (3) business days preceding the effective date of such transaction.
8.    Amendment of the Plan. The Board may at any time, and from time to time, amend this Plan in any respect, except that (i) if the approval of any such amendment by the stockholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (ii) in no event may any amendment be made which would cause the Plan to fail to comply with Section 423 of the Code.
9.    Insufficient Shares. In the event that the total number of shares of Common Stock specified in elections to be purchased during any Offering Period plus the number of shares purchased during previous Offering Periods under this Plan exceeds the maximum number of shares issuable or available under this Plan, the Administrator will allot the shares then available on a pro rata basis.
10.    Termination of the Plan. This Plan may be terminated at any time by the Board. Upon termination of this Plan all amounts in the accounts of participants shall be promptly refunded.
11.    Governmental Regulations. The Company shall have no obligation to sell and deliver shares of Common Stock under this Plan unless and until (i) it has taken all actions required to register the shares of Common Stock under the Securities Act of 1933; (ii) any applicable listing requirement of any stock exchange or the Nasdaq Global or Global Select Market (to the extent the Common Stock is then so listed or quoted) for the Common Stock is met; and (iii) all other applicable provisions of state and federal law have been satisfied.

12.    Governing Law. The Plan shall be governed by Maryland law except to the extent that such law is preempted by federal law.
13.    Available Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source. A maximum of 200,000 shares (subject to adjustment as set forth in Section 15) shall be available for issuance under the Plan.
14.    Notification Upon Sale of Shares. Each participant agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the Exercise Date as of which such shares were purchased (the deemed date of grant pursuant to the Code). As a condition to the exercise of an Option, the Company may require the participant exercising such Option to represent and warrant at the time of any such exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such shares of Common Stock if such a representation is required by applicable law.
15.    Withholding. Each participant shall, no later than the date of the event creating the tax liability, make provision satisfactory to the Administrator for payment of any taxes required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such participant pursuant to the Plan. The Company may deduct, to the extent permitted by law, any such taxes from any payment of any kind otherwise due to a participant.
16.    Effective Date and Approval of Shareholders. The Plan shall be effective July 1, 2006, subject, however, to approval of the Plan by the stockholders of the Company as required by Section 423 of the Code, which stockholder approval must occur within twelve months of the adoption of the Plan by the Board. No Option granted under this Plan may be exercised unless or until such stockholder approval has been obtained.

Amended and Restated by the Board of Directors effective April 6, 2015
Amendment and Restatement approved by the stockholders on June 3, 2015